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Exhibit 11

                            MERCHANTS GROUP, INC.

                       Computation of Income Per Share
                    (in thousands, except per share data)


                                             For the Three        For the Six
                                             Months Ended         Months Ended
                                                June 30,            June 30,
                                          ------------------  ------------------
                                            1995      1996       1995      1996
                                            ----      ----       ----      ----
 Net income (loss) for computing
   earnings per common share
   without dilution and
   fully diluted                         $(3,916)   $ 2,065   $(2,805)   $ 1,804
                                         =======    =======   =======    =======

Weighted average number of common
   shares outstanding - without
   dilution                                3,158      3,200     3,158      3,207

Addition from assumed exercise as
   of the beginning of the period,
   of common stock options
   outstanding as of the end of the
   period, reduced by the number of
   shares assumed to have been
   repurchased by the company with
   the proceeds from exercise, at
   the average market value per
   share during the period                    23         10        20         10
                                         -------    -------   -------    -------

   Weighted average number of common
       shares and common share
       equivalents outstanding             3,181      3,210     3,178      3,217

Addition from assumed exercise as
   of the beginning of the period, of
   common stock options outstanding as
   of the end of the period, reduced
   by the number of shares assumed to
   have been repurchased by the
   company with the proceeds from
   exercise at the market value per
   share as of the end of the period           5          2         8          2
                                         -------    -------   -------    -------

Weighted average number of common
   shares and common share
   equivalents outstanding, primary
   and fully diluted                       3,186      3,212     3,186      3,219
                                         =======    =======   =======    =======

Primary and fully diluted earnings
   (loss) per share                      $ (1.23)   $   .64   $  (.88)   $   .56
                                         =======    =======   =======    =======



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